Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.


                                             Three Months          Three Months
                                                 Ended                Ended
                                            March 31, 1999        March 31, 1998

Net Loss                                     $ (1,713,727)         $ (1,055,038)
                                             ------------          ------------

Weighted average common and
     potential common shares                    8,023,423             8,013,631
                                                ---------             ---------

Net Loss per share - Basic and Diluted       $       (.21)         $       (.13)
                                             ============          ============


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 17, 1999



PATIENT INFSYSTEMS, INC.
(Registrant)



/s/ Donald A. Carlberg                                          May 17, 1999
----------------------                                          ------------
Donald A. Carlberg                                              Date
Director, President and Chief Executive Officer



/s/ John V. Crisan                                              May 17, 1999
------------------                                              ------------
John V. Crisan                                                  Date
Chief Financial Officer